FOR IMMEDIATE RELEASE
January 23, 2003

For further information contact:
Ralph A. Fernandez
Vice President and Chief Financial Officer
Synergy Financial Group, Inc.
(800) 693-3838, extension 3292

                          Synergy Financial Group, Inc.
                     Announces Fourth Quarter, 2002 Earnings

Cranford,  New Jersey,  January 23,  2003 - John S. Fiore,  President  and Chief
Executive Officer of Synergy Financial Group, Inc. (OTCBB: SYNF), the middle-tier stock holding company of Synergy Bank and Synergy Financial Services, Inc., today announced fourth quarter earnings of $453,440, or $0.14 per basic and diluted share, for the quarter ended December 31, 2002, a decrease of 56.0 percent from $1.03 million for the same period a year ago. The decline is primarily attributable to a fourth quarter, 2001 one-time gain of $584,902 (net of tax) on the sale of the bank's credit card portfolio. Absent this gain, the fourth quarter earnings for 2002 would represent an increase of $8,041, or
1.8 percent, compared to the same period in 2001.

Net income for the year ended December 31, 2002 totaled $2.0 million an increase of $129,219 or 6.8 percent, from $1.9 million recorded during the prior year.

Total assets reached $431.3 million at December 31, 2002, an increase of 45.2 percent, or $134.3 million, from $297.0 million at December 31, 2001. During this same period, total deposits increased 41.8 percent, or $104.3 million, from $249.8 million on December 31, 2001 to $354.1 million on December 31, 2002, and total loans increased 42.2 percent or $94.7 million, from $224.7 million on

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December 31, 2001 to $319.4 million on December 31, 2002. The allowance for loan and lease losses was $2.2 million at December 31, 2002 compared to $1.4 million on December 31, 2001. The increase in 2002 was primarily attributable to a marked increase in total loan volume.

Non-interest expense increased to $3.3 million in the fourth quarter of 2002, compared with $2.3 million for the fourth quarter of 2001, primarily due to the addition of six new branch offices and the volume of new loans originated.
Non-interest expense for all of 2002 totaled $11.7 million compared to $9.0 million for the rear ended December 231, 2001.

Shareholders' equity at December 31, 2002 totaled $37.9 million, up 69.1 percent or $15.5 million from twelve months ago. The significant increase is primarily attributable to the minority stock completed on of September 17, 2002.

Outlook

On October 11, 2002, Synergy Financial Group, Inc. and its wholly-owned subsidiary, Synergy Bank, ("Synergy") entered into a definitive Agreement and Plan of Merger with First Bank of Central Jersey ("First Bank"). The closing of the merger occurred on January 10, 2003. Total cash consideration for this acquisition was $2.1 million or $2.82 per share. At the time of the merger, First Bank had total assets of approximately $54.9 million, total loans of approximately $23.0 million and total deposits of approximately $52.9 million. First Bank had operated two banking offices, one in North Brunswick and the other in Monroe Township, New Jersey.

About Synergy Financial Group, Inc.

Synergy Financial Group, Inc. is the holding company for Synergy Bank and Synergy Financial Services, Inc. The company is a financial services company that provides a diversified line of products and services to consumers and small to mid-sized businesses. Synergy offers consumer banking, mortgage lending, commercial banking, consumer finance, internet banking and financial services through a network of 18 branch offices located in Middlesex, Monmouth, Morris and Union counties New Jersey.

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Forward-Looking Statements

This press release contains forward-looking statements, which are not historical facts and pertain to future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to statements about our plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts.

When used in this press release, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" or words of similar meaning, or future or conditional verbs, such as "will," "would," "should," "could," or "may" are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements for the reasons, among others, discussed under the heading, "RISK FACTORS" in Synergy Financial Group, Inc.'s August 9, 2002 Prospectus.

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